PROMISSORY NOTE

$330,977.50                                                   November 10, 2005
                                                                   Reno, Nevada



FOR VALUE RECEIVED ON OR ABOUT AUGUST 9, 2005 THROUGH OCTOBER 5, 2005, the receipt and sufficiency of which are hereby acknowledged, the undersigned, Tornado Gold International Corp., a Nevada corporation ("Maker"), hereby promises to pay to Green Shoe Investment Inc., ("Payee"), (collectively, the "Parties"), the principal amount of Three Hundred Thirty Thousand Nine Hundred Seventy-seven Dollars and Fifty Cents ($330,977.50), in lawful money of the United States of America, with 8% interest per annum.

                                   ARTICLE I.
                                    PAYMENTS

         1.1 Principal and Interest. The principal amount of Three Hundred Thirty Thousand Nine Hundred Seventy-seven Dollars and Fifty Cents ($330,977.50), together with 8% interest per annum calculated thereon, evidenced by this Promissory Note shall be due and payable on December 31, 2005. Any payments made are applied to outstanding interest first and then to the principal. All payments shall be made in lawful money of the United States of America.

        1.2 Manner of Payment. Payment of the indebtedness evidenced by this Promissory Note shall be paid by check at World Trade Centre 10, Route de l'aeroport PO Box 691, Geneva Switzerland, CH 1215, or at such other place as Payee shall designate to Maker in writing.

         1.3 Prepayment. Maker may prepay this Note in whole or in part on any date without premium or penalty.

                                   ARTICLE II.
                                    DEFAULTS

         2.1 Events of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default ("Event of Default"):

         (a) In the event, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary proceeding; (ii) consent to the entry of an order for relief against Maker in an involuntary proceeding; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing Maker's inability to pay its debts as those debts become due.

         (b) In the event, a court of competent jurisdiction enters an order or decree pursuant to any Bankruptcy Law that (i) is for relief against Maker in an involuntary proceeding; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties; or
(iii) orders the liquidation of Maker, and in each event the order or decree is not dismissed within Fifty twenty (120) days.

         (c) In the event Maker fails to pay the principal amount (and any additional amounts provided for under Article I of this Agreement) evidenced by this Promissory Note by the close of business on December 31, 2005.


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         2.2 Notice by Maker. Maker shall notify Payee in writing within ten
(10) days after the occurrence of any Event of Default of which Maker acquires knowledge.

         2.3 Remedies. Upon the occurrence of an Event of Default (unless all Events of Default have been cured or waived by Payee), Payee may, at its option,
(i) by written notice to Maker, declare the entire unpaid principal balance evidenced by this Promissory Note immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to Payee pursuant to applicable law, including, without limitation, the right to collect from Maker the amount due pursuant to this Promissory Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies pursuant to this Promissory Note, including, without limitation, reasonable attorneys' fees.

                                  ARTICLE III.
                                  MISCELLANEOUS

         3.1 Severability. If any provision in this Promissory Note is determined by a court of competent jurisdiction to be invalid or unenforceable, the other provisions of this Promissory Note will remain in full force and effect. Any provision of this Promissory Note determined by a court of competent jurisdiction invalid or unenforceable only in part will remain in full force and effect to the extent not determined to invalid or unenforceable.

         3.2 Governing Law and Jurisdiction. This Promissory Note will be governed by the laws of the State of Nevada, without regard to conflicts of laws principles. Any controversies regarding this Agreement shall be resolved in the city of Reno, state of Nevada.

         3.3 Parties in Interest. This Promissory Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by operation of law.

         3.4 Section Headings, Construction. The headings of sections in this Promissory Note are provided for convenience only and will not affect the construction or interpretation of the provisions of this Promissory Note. All references to "section" or "sections" refer to the corresponding section or sections of this Promissory Note unless otherwise specified. All words used in this Promissory Note will be construed to be of such gender or number as the circumstances require.

         3.5 Entire Agreement. The Promissory Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         3.6 Execution in Counterparts. This Agreement may be executed in several counterparts and, when so executed, it shall constitute one agreement binding all parties to this Agreement, notwithstanding that all parties to this Agreement are not signatory to the original and same counterpart.

IN WITNESS WHEREOF, Maker has executed and delivered this Promissory Note as of the date first specified above.

Tornado Gold International Corp., a Nevada corporation
8600 Technology Way, Suite 118
Reno NV  89521



By:      /s/ Earl Abbott
         Earl Abbott
Its:     President and Director

GREEN SHOE INVESTMENT INC.

By:      /s/ David Craven
         David Craven
Its:     Director